Exhibit 8.1

List of Significant Subsidiaries of the Registrant

as of December 31, 2024

Significant Subsidiaries	Place of Incorporation	Ownership
Nam Tai Group Limited	Cayman Islands	100%
Treasure Champion Group Limited	British Virgin Islands	100%
Nam Tai Investment (Shenzhen) Co., Ltd.	The PRC	100%
Inno Consultant Company Limited	Hong Kong	100%
Triumph Commitment (Hong Kong) Limited (“TCHK”)	Hong Kong	100%
Zastron Electronic (Shenzhen) Co., Ltd.	The PRC	100%
Wuxi Zastron Precision-Flex Co., Ltd.	The PRC	100%
Nam Tai (Shenzhen) Technology Park Operations Management Co., Ltd.	The PRC	100%
Shanghai Nam Tai Business Incubator Co., Ltd.	The PRC	100%
Shenzhen Kaicheng Architecture and Decoration Co., Ltd. (“SZKC”)	The PRC	100%
Nam Tai (Shenzhen) Consulting Co, Ltd.	The PRC	100%
Nam Tai (Dongguan) Real Estate Development Co., Ltd. (“NTDG”)	The PRC	100%
*Nam Tai Property Management (Shenzhen) Co., Ltd.	The PRC	100%
**Nam Tai Property Management (Dongguan) Co., Ltd.	The PRC	100%

*	Nam Tai Property Management (Shenzhen) Co., Ltd. was established in 2024.
* *	Nam Tai Property Management (Dongguan) Co., Ltd. was established in 2024.

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